Exhibit 4.4

Subscription Agreement

Dated 21 October 2024

Blue Owl Credit Income Corp. (“Issuer”)

Deutsche Bank AG, Sydney Branch (ABN 13 064 165 162)

Mizuho Securities Asia Limited (ARBN 603 425 912)

(each a “Joint Lead Manager” and a “Dealer”, and together, the “Joint Lead Managers” and “Dealers”)

King & Wood Mallesons

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

www.kwm.com

Subscription Agreement

Contents

1	Interpretation	1

1.1	Interpretation and definitions	1
1.2	Inconsistency with Dealer Common Terms Deed Poll	1

2	Appointments	1

2.1	Appointment of Joint Lead Managers	1
2.2	Appointment of Dealers	1

3	Acknowledgments by Dealers	2

4	Subscription	2

4.1	Subscription	2
4.2	Pricing Supplement	2
4.3	Authority to distribute	2
4.4	Obligations - individual and independent	3
4.5	Payment	3

5	Dealer Common Terms Deed Poll	3

6	Secondary market	4

7	Conditions precedent	4

7.1	Acknowledgment	4
7.2	Additional conditions precedent	4
7.3	Termination	4

8	MiFID Product Governance Rules	4

9	Joint activities	5

10	Fees	5

11	Costs and expenses	5

12	Notices	5

13	Counterparts	6

14	Governing law and service of process	6

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Subscription Agreement

Details

Parties	Issuer, Joint Lead Managers and Dealers

Issuer	Name	Blue Owl Credit Income Corp.

	Address	399 Park Avenue, 37th Floor New York, New York 10022 United States

	Telephone	+1 212 419 3000

	Email	legal@blueowl.com

	Attention	Legal

Joint Lead Managers and Dealers	Name	Deutsche Bank AG, Sydney Branch
	ABN	13 064 165 162

	Address	Level 16 Deutsche Bank Place Corner of Hunter and Phillip Streets Sydney NSW 2000 Australia

	Telephone	+61 2 8258 2657

	Email	craig.johnston@db.com

	Attention	Head of AUD Syndicate

	Name	Mizuho Securities Asia Limited

	ARBN	603 425 912

	Address	14-15/F., K11 Atelier 18 Salisbury Road Tsim Sha Tsui, Kowloon Hong Kong

	Telephone	+852 2685 2000

	Email	AS_DBSYN@hk.mizuho-sc.com

	Attention	Debt Syndication

Dealer Common Terms Deed Poll	Dealer Common Terms Deed Poll dated 8 October 2024 executed by the Issuer and the Adviser

Governing law	New South Wales, Australia

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Notes to be subscribed	A$450,000,000 6.500% Fixed Rate Notes due 23 October 2027 (“Notes”)

Date of Subscription Agreement	21 October 2024

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Subscription Agreement

General terms

1	Interpretation

1.1	Interpretation and definitions

The “Interpretation” clause of the Dealer Common Terms Deed Poll applies to this agreement as if it was fully set out in this agreement except these meanings apply unless the contrary intention appears:

Dealer means each person so described in the Details;

Dealer Common Terms Deed Poll means the deed poll so described in the Details;

Details means the section of this agreement headed “Details”;

Notes means the Notes to be subscribed for under this agreement as set out in the Details; and

Purchase Price means, in respect of any Note, the purchase price of that Note set out in clause 4.1 (“Subscription”).

1.2	Inconsistency with Dealer Common Terms Deed Poll

This agreement prevails to the extent it is inconsistent with the Dealer Common Terms Deed Poll.

2	Appointments

2.1	Appointment of Joint Lead Managers

In accordance with clause 16.2 (“Lead Manager”) of the Dealer Common Terms Deed Poll, the Issuer appoints each of Deutsche Bank AG, Sydney Branch (“DB”) and Mizuho Securities Asia Limited (“Mizuho”) to act as a Joint Lead Manager in respect of the Notes on the terms set out in the Dealer Common Terms Deed Poll and each of DB and Mizuho accepts its appointment.

2.2	Appointment of Dealers

(a)

In accordance with clause 16 (“Dealer appointment and termination”) of the Dealer Common Terms Deed Poll, the Issuer appoints each of DB and Mizuho to act as a Dealer in respect of the Notes on the terms set out in the Dealer Common Terms Deed Poll and each of DB and Mizuho accepts its appointment.

(b)

Except as expressly provided in this agreement, following the Issue Date of the Notes each of DB and Mizuho has no further rights or obligations as a Dealer in respect of the Notes or the Dealer Common Terms Deed Poll, except such as may have accrued or been incurred prior to, or in connection with, the issue and subscription of the Notes.

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3	Acknowledgments by Dealers

Each Dealer acknowledges that it has received:

(a)	a copy of the Dealer Common Terms Deed Poll; and

(b)	an electronic copy of the Information Memorandum for the Notes.

4	Subscription

4.1	Subscription

On 23 October 2024 or any other date no later than 30 October 2024 as is agreed between the Issuer and each of the Dealers (“Issue Date”):

(a)	the Issuer agrees to issue and sell the Notes in accordance with this agreement and the Dealer Common Terms Deed Poll; and

(b)

each Dealer severally agrees to subscribe for the principal amount of Notes specified against its name in column 2 of the table below by paying the Purchase Price for those Notes specified against its name in column 3 of the table below in immediately available funds and in accordance with this agreement and the Dealer Common Terms Deed Poll.

Column 1	Column 2		Column 3
Name of Dealers	Principal Amount of Notes to be subscribed		Purchase Price
DB	A$	382,500,000	A$	379,646,550
Mizuho	A$	67,500,000	A$	66,996,450

Total	A$	450,000,000	A$	446,643,000

4.2	Pricing Supplement

The Issuer confirms that it has signed a Pricing Supplement (“Pricing Supplement”) dated 21 October 2024 in connection with the issue of the Notes.

4.3	Authority to distribute

The Issuer authorises the Dealers to distribute copies of the following documents in connection with the offering and sale of the Notes in accordance with the Dealer Common Terms Deed Poll:

(a)	the Information Memorandum;

(b)	the Pricing Supplement; and

(c)

any other documents prepared in connection with the Program and the issue of the Notes which they are authorised to distribute in accordance with clause 8.2 (“Authority to distribute”) of the Dealer Common Terms Deed Poll.

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4.4	Obligations - individual and independent

Except as expressly provided in this agreement, the obligations of each Dealer under this agreement are individual and independent and:

(a)	the failure of one of them to comply with their obligations under this agreement does not relieve the other of any of its respective obligations;

(b)	neither of them is responsible for the failure of the other to comply with its obligations under this agreement; and

(c)	each of them may separately enforce its rights against the Issuer.

4.5	Payment

Despite clause 4.1 (“Subscription”) and clause 4.4 (“Obligations - individual and independent”), the Issuer and each Dealer agree among themselves that settlement takes place on the following basis:

(a)	DB agrees to pay, or procure the payment of, the aggregate Purchase Price for the Notes to the account nominated by the Issuer or in any other manner agreed between them;

(b)	the Issuer agrees to issue the Notes to DB; and

(c)

DB agrees to deliver the Notes to the other Dealer (or at its direction) in the principal amounts specified in column 2 of the table in clause 4.1 (“Subscription”) against payment to DB of an amount equal to its respective settlement amounts specified in column 3 of the table in clause 4.1 (“Subscription”) through the Austraclear System or in any other manner agreed between them.

Nothing in this clause 4.5 relieves the Issuer from the obligation to sell the Notes or the Dealers from their obligations to purchase the Notes in accordance with the other provisions of this agreement.

DB is not responsible to any other party if the Issuer or the other Dealer does not comply with their obligations under this agreement, or procure another party to perform the Dealer’s obligations under this agreement on its behalf, and if a Dealer becomes insolvent or otherwise unable to perform its obligations on or before the Issue Date, the Issuer need not issue the Notes to be delivered to that Dealer under paragraph (c) and DB need not pay the Issuer the proportionate amount of the Purchase Price attributable to those Notes.

5	Dealer Common Terms Deed Poll

For the purposes of the Dealer Common Terms Deed Poll:

(a)	the Notes are Notes as defined in the Dealer Common Terms Deed Poll;

(b)	this agreement is a Subscription Agreement;

(c)	each Dealer is a Dealer on the terms set out in the Dealer Common Terms Deed Poll; and

(d)	each Joint Lead Manager is a Joint Lead Manager on the terms set out in the Dealer Common Terms Deed Poll.

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6	Secondary market

Each Dealer acknowledges that the issue of Notes under this agreement is a Syndicated Issue of Notes, and that clause 4 (“Procedures for offer and acceptance of Notes”) of the Dealer Common Terms Deed Poll relating to Syndicated Issue applies to Notes subscribed for under this agreement.

7	Conditions precedent

7.1	Acknowledgment

The Issuer acknowledges that the Dealers’ obligations to subscribe and pay for the Notes on the Issue Date are subject to the satisfaction of the conditions precedent set out in clause 3 (“Conditions precedent”) of the Dealer Common Terms Deed Poll.

7.2	Additional conditions precedent

The Dealers’ obligations to subscribe and pay for the Notes on the Issue Date are subject to the satisfaction of the following additional conditions precedent:

(a)	a GPS 120 confirmation from King & Wood Mallesons; and

(b)

a drawdown legal opinion addressed to the Dealers in such form and substance as the Dealers may reasonably require from Eversheds Sutherland (US) LLP, as to the federal laws of the United States of America, the laws of the State of New York, the Maryland General Corporation Law and the Delaware Limited Liability Company Act.

7.3	Termination

If any of the conditions in clause 3 (“Conditions precedent”) of the Dealer Common Terms Deed Poll or this clause 7 are not satisfied or waived by the Issue Date, each Dealer may terminate this agreement and the Dealers are released from their respective obligations under it.

Termination under this clause 7.3 does not prejudice any accrued right or obligation of the Issuer in respect of Costs of the Dealers incurred before or in conjunction with the termination.

8	MiFID Product Governance Rules

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance Rules regarding the mutual responsibilities of manufacturers under the MiFID Product Governance Rules:

(a)

DB (the “Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the MiFID Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Pricing Supplement and any announcements in connection with the Notes; and

(b)

the Issuer and Mizuho note the application of the MiFID Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Manufacturers and the related information set out in the Pricing Supplement and any announcements in connection with the Notes.

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9	Joint activities

(a)	The Dealers acknowledge that:

(i)	they have agreed to come together to assist the Issuer to execute the offer and issuance of the Notes and their distribution; and

(ii)	they have, in order to give effect to their intention, severally agreed to their respective obligations on the terms of this agreement.

(c)

In particular, without limiting the foregoing, the parties acknowledge that activities undertaken jointly by the Dealers (including, without limitation, the bookbuild process, any communication with potential investors or the Noteholders, the determination of and the agreement to severally sell the Notes at the reoffer price and pay the Purchase Price of the Notes, the allocation process, the restriction on offers of Notes and any obligations relating to the promotion of a secondary market in the Notes) are for the purposes of and reasonably necessary for the implementation and execution of the offer and issuance of the Notes and their distribution.

10	Fees

The Issuer agrees to pay to the Dealers on the Issue Date an aggregate dealer fee of 0.700% of the aggregate Principal Amount of the Notes (being A$3,150,000) and the Dealers agree that this fee is to be split as follows:

(a)	A$2,677,500 to DB; and

(b)	A$472,500 to Mizuho.

The Issuer shall pay such dealer fee by accepting the aggregate Purchase Price set out in column 3 of the table in clause 4.1 (“Subscription”) (which amount is calculated to include a deduction for such dealer fee).

The obligation of the Issuer under this clause 10 is subject to this agreement not having been terminated under clause 7.3 (“Termination”).

11	Costs and expenses

Other than in respect of the foregoing, or unless otherwise agreed, each party agrees to pay its own Costs in connection with the negotiation, preparation and execution of this agreement.

12	Notices

Clause 20 (“Notices”) of the Dealer Common Terms Deed Poll applies to this agreement and in the case of the Dealers, any communications must be sent to the address or email address of that Dealer as set out or referred to in the Details.

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13	Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document.

14	Governing law and service of process

This agreement is governed by the law in force in New South Wales, Australia and the parties submit to the non-exclusive jurisdiction of the courts of that place.

Clause 23 (“Governing law and service of process”) of the Dealer Common Terms Deed Poll shall apply mutatis mutandis to this agreement.

EXECUTED as an agreement

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Subscription Agreement

Signing page

Dated 21 October 2024

Issuer

SIGNED by BRYAN COLE, CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER as authorised signatory for BLUE OWL CREDIT INCOME CORP.:	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Bryan Cole By executing this deed the signatory states that the signatory has received no notice of revocation of the power of authority

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Joint Lead Managers and Dealers

SIGNED by Craig Johnston and David Barber as attorneys for DEUTSCHE BANK AG, SYDNEY BRANCH under power of attorney:	) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Craig Johnston /s/ David Barber By executing this agreement each attorney states that the attorney has received no notice of revocation of the power of attorney

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SIGNED by as authorised signatory for MIZUHO SECURITIES ASIA LIMITED:	) ) ) ) ) ) ) ) ) ) ) ) )	By executing this agreement the authorised signatory states that the authorised signatory has received no notice of revocation of the authorisation

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